Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Aptorum Group Limited (formally known as APTUS Holdings Limited and STRIKER ASIA OPPORTUNITIES FUND CORPORATION, the “Company”) on Form F-1 Amendment No. 2 (File Number 333-227198) of our report dated July 13, 2018, with respect to our audits of the statements of net assets (predecessor basis) including the schedule of portfolio investments of the “Company” as of December 31, 2016 and February 28, 2017, and the related statements (predecessor basis) of operations, changes in net assets, and cash flows for the year ended December 31, 2016, the statements (predecessor basis) of operations, changes in net assets, and cash flows for the period January 1, 2017 through February 28, 2017, the consolidated balance sheet (successor basis) as of December 31, 2017, the related consolidated statements (successor basis) of operations and comprehensive loss, stockholders’ equity and cash flows for the period March 1, 2017 through December 31, 2017, and the related notes (collectively referred to as the “financial statements”), which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

November 14, 2018

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